Exhibit 99.1

PRESS RELEASE

Biofrontera Inc. Announces Preliminary Product Revenues for the Second

Quarter of 2022

WOBURN, Mass. (July 12, 2022) – Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company specializing in the commercialization of dermatological products, announced today preliminary unaudited product revenues for the six and three months ended June 30, 2022.

For the first half of 2022, product revenues are anticipated to be in the range of approximately $14.1 million to $14.3 million, representing an increase of approximately 34% to 36% compared with the first half of 2021. This represents the strongest first six-month revenues of a year Biofrontera ever had, 102-105% higher than in 2020 and 22-24% higher than the pre-Covid year 2019.

As anticipated because of the effect of a price increase, product revenues for the second quarter of 2022 are expected to be in the range of approximately $4.4 million to $4.6 million, representing a decrease of approximately 21% to 25% compared with the second quarter of 2021.

“I’m proud of the performance by our sales team as we continue to expand awareness of Ameluz®, achieve deeper penetration among current customer accounts and drive sales for the brand. Second quarter product revenues reflect the April 1, 2022 price increase that resulted in some advance purchases of Ameluz in the first quarter,” commented Erica Monaco, Chief Executive Officer of Biofrontera Inc. “Despite the expected year-over-year quarterly decline, year-to-date product revenues increased. We continue to execute toward upcoming clinical milestones and remain on track with previously-announced financial guidance for 2022 total revenues to increase by at least 30% compared with 2021, including typical seasonal strength in the first and fourth quarters.”

The preliminary unaudited product revenues described in this press release are estimates only and are based on currently available information. Final results may vary from the preliminary product revenues estimates. Biofrontera expects to report financial results for the second quarter of 2022 in August 2022. Details concerning that announcement and conference call will be provided in the coming weeks.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

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Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company’s business and marketing strategy, future operations and business, potential to expand the label of Ameluz®, market presence and position of Ameluz® and ongoing clinical trials conducted by our licensing partners and the future impact of such trials on the market for Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts

Biofrontera Inc.

Anke zur Mühlen

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

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